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                                                                    EXHIBIT 16.1


May 28, 1999



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

We have read the first four paragraphs under Item 9 included in the Form 10-K/A-1 dated May 28, 1999 of Coaxial Communications of Central Ohio, Inc., Phoenix Associates and Insight Communications of Central Ohio, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/ ARTHUR ANDERSEN LLP



cc:  Mr. Daniel Mannino, Vice President and Controller
     Coaxial Communications of Central Ohio, Inc.